CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-178042 and No. 333-174326 on Form S‑3, and No. 333-27877, No. 333‑118622, No. 333‑114488, and No. 333-158572 on Form S‑8, of our reports dated February 21, 2014, relating to the consolidated financial statements and financial statement schedules of MDU Resources Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10‑K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 21, 2014